Exhibit 5.1

June 15, 2009

Innophos Holdings, Inc. 259 Prospect Plains Road Cranbury, New Jersey 08512

Re: Shares of Common Stock, $.001 par value

Ladies and Gentlemen:

     I am Deputy General Counsel of Innophos Holdings, Inc., a Delaware corporation (the “Registrant”), and have acted as such in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) pertaining to the registration of 2,550,000 shares (the “Shares”) of the Registrant’s Common Stock, $.001 par value per share (the “Common Stock”), issued or to be issued pursuant to the Registrant’s 2009 Long Term Incentive Plan or the Registrant’s Directors Stock Retainer Policy (collectively, the “Plans”).

     This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

     I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary for the purpose of expressing the opinions hereinafter set forth, including: (i) the Certificate of Incorporation and Bylaws of the Registrant, each as amended to the date hereof; (ii) certain resolutions adopted by the Board of Directors or Committees of the Board of Directors of the Registrant; (iii) records of the proceedings of the stockholders of the Registrant relative to the Plans; (iv) specimen certificates representing the Common Stock; and (v) the form of Award Agreement to be used by the Registrant with respect to the Plans. In addition, I have made such other and further examinations and investigations as I have deemed necessary to enable me to express the opinions hereinafter set forth.

     Based upon the foregoing, and subject to the qualifications set forth below, I am of the opinion that, when the Shares are issued, sold and paid for in accordance with the terms and conditions of the respective Plan pursuant to which they are to be issued, the Shares will be validly issued, fully paid and non-assessable shares of the Registrant’s Common Stock.

     For purposes of this opinion, I have made the following assumptions, in each case without independent verification: (i) the authenticity of all documents submitted to me as originals, (ii) the conformity to authentic originals of all documents submitted to me as copies, (iii) the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, (iv) the authority of all persons signing documents on behalf of parties thereto other than the Registrant, and (v) the due authorization, execution and delivery of all documents by the parties thereto other than the Registrant. I have further assumed that all Award Agreements to be entered into between the Registrant and other persons will conform to the form of agreement heretofore examined by me.

     I hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations promulgated thereunder.

     The opinions expressed herein are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

     This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

James A. Testa
Deputy General Counsel